UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENCORE CLEAN ENERGY INC.
(Exact Name of Registrant as Specified in Its Chapter)

DELAWARE	65-0609891
(State of Incorporation)	(I.R.S. Employer Identification No.)

11Suite 610 – 375 Water Street
Vancouver, British Columbia, Canada V6B 5C6
Telephone: (604) 215-2500
(Address and Telephone Number of Principal Executive Offices)

2003 STOCK COMPENSATION PLAN
(Full Title of the Plan)

Encore Clean Energy, Inc., Attention: DANIEL HUNTER, CEO
Suite 610 – 375 Water Street
Vancouver, British Columbia, Canada V6B 5C6
Telephone: (604) 215-2500
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	2,000,000 Shares	$1.00 Per Share	$2,000,000	$161.80

(1)
This registration statement covers the common stock issuable upon the exercise of options issued under our 2003 Stock Incentive Plan to directors, officers, employees and eligible consultants of the Company.

(2)
This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the 2003 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding share of common stock.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.     Incorporation of Documents by Reference.

The following documents filed by Encore Clean Energy, Inc. (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission on April 16, 2003;

(2)	The Company’s Quarterly Report on Form 10-QSB for the three months ended March 31, 2003 filed with the Securities and Exchange Commission on May 19, 2003;

(3)	The Company’s Quarterly Report on Form 10-QSB for the six months ended June 30, 2003 filed with the Securities and Exchange Commission on August 19, 2003;

(4)	The Company’s Quarterly Report on Form 10-QSB for the nine months ended September 30, 2003 filed with the Securities and Exchange Commission on November 19, 2003;

(5)
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report with the Securities and Exchange Commission on April 16, 2003; and

(6)
The description of the Company’s Common Stock which is contained in the Company’s Form 10-SB Registration Statement, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 originally on May 12, 1999 and as amended through August 27, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item 5.     Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Klehr, Harrison, independent legal counsel to the Company, has provided an opinion regarding the due authorization and valid issuance of the shares of Common Stock.

Item 6.     Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and the Bylaws of the Company, as amended.

Under the DGCL, a corporation has the power to provide directors with immunity from monetary liabilities and may do so by including such language in the corporation’s certificate of incorporation or bylaws. Corporations are empowered to protect directors from breach of the duty of care, but not breaches of the duty of loyalty or the duty of disclosure. Directors who are so protected are free from personal financial liability whether monetary damages arise from legal or equitable remedies. However, directors may still be subject to equitable remedies such as injunction, rescission, and corrective disclosure. Under Delaware law, a corporation may not provide immunity from:

(a)	Any breach of a director’s duty of loyalty to the corporation or its stockholders;

(b)	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c)	Unlawful payment of dividends or unlawful stock purchases or redemptions; and

(d)	Any transaction from which the director derives an improper personal benefit.

The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

(a)	For any breach of a director’s duty of loyalty to the Company or its stockholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c)	Under Section 174 of the DGCL for unlawful payment of dividends or unlawful stock purchases or redemptions; and

(d)	for any transaction from which the director derives an improper personal benefit.

Section 8 of Article VII of the Company’s bylaws provides for the indemnification of the Company’s directors and officers. The Company shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of the Company, to the fullest extent permitted under and in accordance with the laws of the State of Delaware, and shall pay expenses in advance related to such indemnification to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit
Number	Description of Document

5.1	Opinion of Klehr, Harrison, independent legal counsel, regarding the due authorization and valid issuance of the shares of common stock, with consent to use.

10.1	2003 Stock Incentive Plan

23.1	Consent of KPMG LLP, Independent Auditors

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.     Undertakings.

The Company hereby undertakes:

(A)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

		(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

		(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (1) (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

	(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Encore Clean Energy, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on December 18, 2003.

ENCORE CLEAN ENERGY, INC.

By:	/s/ Daniel Hunter

DANIEL HUNTER, President
(Principal Executive Officer)
(Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel Hunter, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

CEO & Director
/s/ Daniel Hunter	(Principal Executive Officer)	December 18, 2003
DANIEL HUNTER	(Principal Accounting Officer)

/s/ Donald James Mackenzie	President & Director	December 18, 2003
DONALD JAMES MACKENZIE

/s/ Lawrence Shultz	Director	December 18, 2003
LAWRENCE SHULTZ

/s/ James Gayle	Director	December 18, 2003
JAMES GAYLE